UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UNIVERSAL BIOENERGY, INC.

(Exact name of registrant as specified in its Charter)

NEVADA	20-1770378
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19800 Mac Arthur Blvd., Suite 300

Irvine, CA 92612

(Address of Principal Executive Offices)

(949)-559-5017

(Issuer’s telephone number)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:  File No. 333-123465

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share

Title of Class

Item 1. Description of Registrant’s Securities to be Registered.

The description of securities contained in the Registrant’s Registration Statement on Form SB-2, originally filed with the Securities and Exchange Commission on March 21, 2005, and declared effective on July 3, 2006 (File No. 333-123465).

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares of common stock by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

On December 28, 2012, the authorized shares of our common stock was increased to three billion (3,000,000,000), $0.001 par value.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation of Universal Bioenergy, Inc.(1)
3.2	By-laws of Universal Bioenergy, Inc. (1)
3.3	Amended Articles of Incorporation of Universal Bioenergy, Inc. (2)
3.4	Amended Articles of Incorporation of Universal Bioenergy, Inc. (3)

(1)	Filed as an exhibit to the Registrant’s Form SB-2 dated as of March 21, 2005 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Form 8-K dated November 1, 2017 and incorporated herein by reference.
(3)	Filed as an exhibit to the Registrant’s Form 8-K dated December 28, 2012 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOENERGY, INC.

Dated: October 15th, 2013	By:	/s/ Vince M. Guest
Vince M. Guest
President and Chief Executive Officer